UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 1, 2009

BIOSTAR PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	333-147363 (Commission File Number)	20-5101287 (IRS Employer Identification No.)

No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People’s Republic of China (Address of principal executive offices)	712046 (Zip Code)

Registrant’s telephone number, including area code: 86-029-33686638

Copies to:
Benjamin Tan, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 1, 2009, Biostar Pharmaceuticals, Inc. (the “Company”) entered into a financial services agreement with ELZ Accountancy Corp. (“ELZ”), for the services of ELZ’s employee, Elaine Zhao.  Ms. Zhao currently serves as the Company’s Chief Financial Officer.  The term of the agreement continues Ms. Zhao’s appointment as Chief Financial Officer from August 1, 2009 through May 31, 2011 (the “Term”).  Pursuant to the agreement, ELZ shall receive a service fee at the rate of $50,000 per year.  ELZ shall also receive $1,000 and $2,000 in cash or stock during the first and second years of the Term, respectively, to be paid in the first week of January each year, as well as a discretionary additional service fee based upon the profits of the Company.

Ms. Zhao is entitled to participate in all benefit plans, from time to time, in effect for senior management, including dental, medical and disability insurance, in accordance with the Company’s policies established and in effect from time to time. Ms. Zhao’s employment with the Company may be terminated at any time, with or without just cause. In the event that Ms. Zhao’s employment is terminated by the Company without just cause, ELZ is entitled to a termination payment of three months’ service fee plus a pro-rated additional service fee, as well as any previously declared additional service fee issued pursuant to the agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
10.1 Financial Services Agreement dated August 1, 2009 by and among the Company, ELZ Accountancy Corp., and Elaine Zhao.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAR PHARMACEUTICALS, INC.

Dated: August 6, 2009
By:  /s/ Elaine Zhao
Name: Elaine Zhao
Title:   Chief Financial Officer